Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700
FOR IMMEDIATE RELEASE
Constar International Inc. Announces Resignation of Michael Hoffman; Ruth Mack to Serve as Interim
President and CEO
Philadelphia, PA — April 28, 2010 — Constar International Inc. (NasdaqCM: CNST) today announced that Michael J. Hoffman has resigned as President, Chief Executive Officer and Director, effective today, to pursue other opportunities. Constar’s Board of Directors has initiated a search for Mr. Hoffman’s replacement. In the interim, Ruth J. Mack will serve as President and Chief Executive Officer effective immediately, in addition to her current role as a member of Constar’s Board of Directors.
Ms. Mack has served as a director of Constar since May 2009. Ms. Mack was President, WinCup Plastics and Executive Vice President, New WinCup Holdings from 2006-2009. From 1999-2006, she worked for Alcoa, Inc., most recently as Vice President, Alcoa and Group President Alcoa Packaging & Consumer Products. Prior roles included Vice President, Reynolds Metals Company and General Manager, Reynolds Consumer Products and President Alcoa Consumer Products. Previous to Alcoa, Ms. Mack held a series of general management, marketing, sales, product development, distribution and logistics positions in multinational companies such as General Mills, PepsiCo, Nestle, Pillsbury and WLR Foods.
L. White Matthews, III, Chairman of Constar’s Board of Directors, commented, “On behalf of the Board of Directors, I want to thank Mike for his leadership and many years of dedicated service to Constar. We wish him success in his new endeavors.”
“I am proud of what we have accomplished at Constar throughout my tenure. With our lean manufacturing initiative underway and with our strong leadership team in place, it is an excellent time for me to move on to a new opportunity,” said Mr. Hoffman.
“During our search for a new Chief Executive Officer, Ruth’s considerable experience as a senior executive within the packaging and consumer industry and as a member of our Board of Directors will serve Constar well,” added Mr. Matthews.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of Constar and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations are identified from time to time in Constar’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings made prior to, on or after today. Constar does not intend to review, revise, or update any particular forward-looking statements in light of future events.
About Constar
Philadelphia, PA-based Constar International Inc. is a leading global producer and supplier of PET (polyethylene terephthalate) plastic containers for food and beverages. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies. Visit www.constar.net.
For more information, contact:
J. Mark Borseth
Executive Vice President, Chief Financial Officer
(215) 552-3772
Ed Bisno
Bisno Communications
(212) 717-7578
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